Exhibit 99.3

Fro ntier Airimes. Inc 4545 Airport ·v \ 1 ೦ :':,, Den \ /er. Colorado 802: ೦ ,;. ೦ FRONTIER Confidential Mr. H. McIntyre Gardner Chairman of the Board Mr. Edward M. Christie III President and Chief Executive Officer Spirit Airlines, Inc. 1731 Radiant Drive Dania Beach. FL 33004 January 16, 2025 Dear Mr. Gardner and Mr. Christie: In response to your letter dated January 11, 2025, it appears the parties continue to agree there is compelling industrial logic to a combination of our two companies. However, your response suggests material differences between us on how best to move forward, if at all. Following is a response to some of the issues noted in your letter and we've attached a presentation that we believe illustrates that our proposal is financially superior for your impacted stakeholders than the plan you currently have on file with the Bankruptcy Court (the "Plan"). Regarding your comments about the deal terms we discussed in 2024, we obviously concluded not to move forward on those terms based on the diligence available to us; and our view of pursuing a transaction under those terms has not changed. Spirit has incurred substantial losses over the last few years and the most recent version of your long - term budget that we were able to review projected operating losses continuing through 2025. In addition, you will recall that we identified substantial non - operating cashflow challenges facing Spirit going forward. We have consistently advised you that we would not pursue a transaction that could potentially put Frontier at risk and, given the ongoing cash challenges we saw in the Spirit business plan, we determined it was not in our interest to move forward. After our last discussions, Spirit filed for bankruptcy protection. It remains unclear to us how the bankruptcy has impacted your long - term budget, but we would expect a negative impact to your cash forecast assuming (i) the cash drain from the fees and expenses of a bankruptcy and (ii) the higher cost of financing the business in this interest rate environment. While we assume Spirit has benefited from recent industry yield improvements, we would want to understand if the bankruptcy has had any negative impact on your sales and/ or yields as compared to your pre - bankruptcy forecast. Though we continue to see near term risk for a Spirit transaction, we have followed your bankruptcy filings closely to see if we could identify a deal structure that would make sense for our shareholders and for your impacted stakeholders, including your creditors and stockholders. 1 ,.... _ ______________________ FL YFRONTIE R . COM ೦ .,....

PRONTIER Frontier idr!ines. Inc 4545 Airport Way Jenv,2r. Colorado 80239 W.A. Franke Chairman of the Board We strongly believe the proposal we put forth in our letter dated January 7, 2025 addresses the business risks we previously identified and delivers a superior financial result to your impacted stakeholders. The attached presentation compares the two proposals and we believe clearly makes the case. Regarding your question about additional diligence work we may require, our January 7th letter noted we just need to complete confirmatory diligence. Assuming you have detail readily available, we expect this would take no more than 5 to 10 days. We anticipate diligence would be limited to a review of your Q4 results, an update on your recent sales trends, an updated 2 - year cash forecast (to include the impact of the bankruptcy), a disclosure of any material contracts or changes to the business since we last talked and a tax review of any impact resulting from the bankruptcy (such as NOLs). Given our prior negotiations, we expect definitive documentation would also be a fairly quick process. And based on your prior discussions with the DOJ and the DOT -- and the obvious, procompetitive benefits of a Frontier/Spirit merger for consumers -- we also anticipate any anti trust review or regulatory review would proceed on an expedited basis. Assuming your Board and creditors agree to the terms of our proposal, we would not require any special conditions to closing, nor do we currently see the need for bridge financing. We have assumed that the Spirit revolver would remain in place to its current maturity (which we believe is 2026) and that the $350 million rights offering is completed. Coupled with Frontier's strong balance sheet, current cash position and cash flow production, we believe the combined company would have sufficient liquidity to solve the challenges we identified several months ago and to fund any cash outflows (dis - synergies) we would incur with the merger of the two companies. This includes an assumption that there would not be a need to address any of the Spirit labor contracts in your bankruptcy and the combined company would work post - closing with the various bargaining units to merge labor contracts. We recommend getting on a call at your earliest convenience to review the attached presentation and to address any remaining questions or concerns you may have. Sincerely, - ೦ ೦ · ೦ ೦ 1/ ೦ -- Barry L. Biffle Chief Executive Officer 2 .,.... ____________ FLY FRONTIER .COM ೦ ...,....